SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RESOURCE AMERICA, INC.
(Name of Registrant as Specified In Its Charter)

             N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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RESOURCE AMERICA, INC.
One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA 19112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Monday, March 8, 2010

To the Stockholders of RESOURCE AMERICA, INC.:

Notice is hereby given that the annual meeting of stockholders of RESOURCE AMERICA, INC., a Delaware corporation, will be held at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania, on Monday, March 8, 2010, at 10:00 a.m. (the “Meeting”), for the following purposes:

1.	To elect two directors to serve three-year terms expiring at the annual meeting of stockholders in 2013.

2.	To transact such other business as may properly be brought before the Meeting and any adjournment thereof.

Only stockholders of record on our books at the close of business on January 20, 2010, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.  A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for 10 days before the Meeting at our offices at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania 19112.  The stock transfer books will not be closed.

STOCKHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY.  THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE.  ONLY PERSONS WHO ARE STOCKHOLDERS AS OF JANUARY 20, 2010 OR THEIR DULY AUTHORIZED REPRESENTATIVES OR PROXIES ARE INVITED TO ATTEND THE MEETING.  IF YOU PLAN TO ATTEND YOU NEED TO BRING A FORM OF PERSONAL IDENTIFICATION WITH YOU.  IF YOUR STOCK IS HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE, YOU ALSO NEED TO BRING AN ACCOUNT STATEMENT INDICATING THAT YOU BENEFICIALLY OWN THE SHARES AS OF THE RECORD DATE, OR A LETTER FROM THE RECORD HOLDER INDICATING THAT YOU BENEFICIALLY OWN THE SHARES AS OF THE RECORD DATE, AND, IF YOU WISH TO VOTE AT THE MEETING, YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                    By order of the Board of Directors,
                    Michael S. Yecies, Secretary
                    February 1, 2010

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 8, 2010:  The proxy statement and our 2009 annual report are available at http://phx.corporate-ir.net/phoenix.zhtml?c=73519&p=proxy.

RESOURCE AMERICA, INC.
One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA  19112

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MONDAY, MARCH 8, 2010

ABOUT THE MEETING

Solicitation of Proxies.  This proxy statement and the accompanying proxy are furnished to stockholders of Resource America, Inc. in connection with the solicitation by our Board of Directors of proxies for use at the 2010 annual meeting of stockholders of Resource America, Inc. to be held on March 8, 2010, at 10:00 a.m., which we refer to as the Meeting, at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania, and at any and all adjournments thereof.

Mailing Date.  Resource America’s annual report on Form 10-K, including consolidated financial statements, which we refer to as our 2009 Form 10-K, the Notice of Annual Meeting, this proxy statement and the proxy card are being sent on or about February 1, 2010.

Who Can Vote.  Only stockholders of record at the close of business on January 20, 2010, will be entitled to notice of and to vote at the Meeting.  Each of the approximately 18,671,558 shares of our common stock issued and outstanding on that date is entitled to one vote at the Meeting.

How to Vote — Proxy Instructions.  If you are a holder of record of Resource America common stock, you may vote your shares by mailing in your proxy card. Stockholders who hold their shares in “street name” will need to obtain a voting instruction card from the institution that holds their shares and must follow the voting instructions given by that institution.

You may specify whether your shares should be voted for all, some or none of the nominees for director (Proposal 1).  If you do not specify how you want to vote your shares on your proxy card, we will vote them “For” the election of all nominees for director as set forth under “Proposal 1: Election of Directors” below.

Revocation of Proxies.  If you are a holder of record, you may revoke your proxy at any time before it is exercised in any of three ways:

1)	by submitting written notice of revocation to our Secretary;

2)	by submitting another proxy by mail that is later dated and properly signed; or

3)	by voting in person at the Meeting.

        If your shares are held in street name, you must contact your broker or nominee to revoke and vote your proxy.

Quorum.  A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if the holders representing a majority of the votes entitled to be cast by the stockholders at the Meeting are present, in person or by proxy. Broker “non-votes” and abstentions are counted as present at the Meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current Nasdaq Stock Market rules, nominees would have discretionary voting power for the election of directors (Proposal 1).

Required Vote.  Under Delaware law, a nominee who receives a plurality of the votes cast at the Meeting will be elected as a director. The “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as directors. Thus, the number of shares not voted for the election of a nominee (and the number of “withhold” votes cast with respect to that nominee) will not affect the determination of whether that nominee has received the necessary votes for election. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as shall be designated by the Board to replace any such nominee. However, the Board does not anticipate that this will occur.

Other Business.  We do not intend to bring any business before the meeting other than that set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.

Costs.  We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy statement.  We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy-soliciting materials to the beneficial owners of our common stock at our expense.

SECURITY OWNERSHIP

The following table sets forth the number and percentage of shares of common stock owned, as of January 20, 2010, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding shares of our common stock, (b) each of our present directors, (c) each of our named executive officers, and (d) all of our named executive officers and directors as a group.  This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days.  Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person.  Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

	Common stock
	Amount and nature of		Percent of
Beneficial owner	beneficial ownership		class
Directors (17)
Michael J. Bradley	15,000		*
Carlos C. Campbell	53,448	(1)(2)	*
Edward E. Cohen	3,086,018	(4)(6)(7)(8)(9)(10)(11)(12)	15.38%
Jonathan Z. Cohen	2,770,551	(3)(4)(6)(7)(8)(9)(10)(12)	13.88%
Kenneth A. Kind	18,298	(2)	*
Hersh Kozlov	7,000		*
Andrew M. Lubin	50,093	(1)(2)	*
John S. White	50,253	(1)(2)	*

Non-director executive officers (17)
Jeffrey F. Brotman	69,019	(8)(9)	*
Thomas C. Elliott	164,177	(3)(4)(5)(6)(7)(8)	*
Steven J. Kessler	277,828	(3)(4)(6)(7)(8)(9)	1.48%
Arthur J. Miller	8,158	(3)(4)(8)	*
Michael S. Yecies	106,031	(3)(4)(6)(7)(8)	*
All named executive officers and directors as a group (13 persons)	5,616,622	(1)(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)	26.64%

Other owners of more than 5% of outstanding shares
Donald A. Yacktman/Yacktman Asset Management Co., Inc.	2,138,258	(9)(13)	11.16%
Leon G. Cooperman/Omega Advisors, Inc.	2,028,333	(9)(14)	10.40%
T2 Partners Management, L.P.	1,297,924	(9)(15)	6.88%
Dimensional Fund Advisors LP	989,912	(16)	5.30%

* Less than 1%

(1)
Includes vested units representing the right to receive one share of common stock per unit granted under our 1997 Non-Employee Directors Deferred Stock and Deferred Compensation Plan in the following amounts:  Mr. Campbell – 34,690 units; Mr. Lubin – 34,690 units; and Mr. White – 34,690 units.

(2)
Includes vested units representing the right to receive one share of common stock per unit granted under our 2002 Non-Employee Directors Deferred Stock and Deferred Compensation Plan in the following amounts:  Mr. Campbell – 14,563 units; Mr. Kind – 10,183 units; Mr. Lubin – 14,563 units; and Mr. White – 14,563 units.

(3)
Includes shares allocated under our Employee Stock Ownership Plan (“ESOP”) in the following amounts: Mr. J. Cohen – 3,965 shares; Mr. Elliott – 2,686 shares; Mr. Kessler – 4,063 shares; Mr. Miller – 628 shares; and Mr. Yecies – 3,569 shares, as to which each has voting power.

(4)
Includes shares allocated under our Investment Savings Plan, or 401(k) plan, in the following amounts: Mr. E. Cohen – 23,602 shares; Mr. J. Cohen – 29,117 shares; Mr. Elliott – 29,418 shares; Mr. Kessler – 26,082 shares; Mr. Miller – 3,687 shares; and Mr. Yecies – 4,104 shares, as to which each has voting power.

(5)	Includes 2,312 shares issuable on exercise of options granted under our 1997 Key Employee Stock Option Plan.

(6)
Includes shares issuable on exercise of options granted under our 1999 Key Employee Stock Option Plan in the following amounts: Mr. E. Cohen –189,463 shares; Mr. J. Cohen – 104,072 shares; Mr. Elliott – 8,767 shares; Mr. Kessler – 35,342 shares; and Mr. Yecies –57,818 shares.

(7)
Includes shares issuable on exercise of options granted under our 2002 Key Employee Stock Option Plan in the following amounts:  Mr. E. Cohen – 392,073 shares; Mr. J. Cohen – 286,908 shares; Mr. Elliott – 11,564 shares; Mr. Kessler – 27,697 shares; and Mr. Yecies – 23,127 shares.

(8)
Includes shares issuable on exercise of options granted under our Omnibus Equity Compensation Plan in the following amounts:   Mr. E. Cohen – 4,839 shares; Mr. J. Cohen – 275,000 shares; Mr. Brotman – 15,000 shares; Mr. Elliott – 65,333 shares; Mr. Kessler – 35,000 shares; Mr. Miller – 2,750 shares; and Mr. Yecies – 8,750 shares.

(9)
Includes common stock purchase warrants acquired in connection with our private placement of senior notes with detachable warrants in the following amounts: Mr. Brotman – 9,804 warrants; Mr. E. Cohen – 754,902 warrants; Mr. J. Cohen – 593,137 warrants; Mr. Kessler – 49,020 warrants; entities affiliated with Mr. Yacktman and/or Yacktman Asset Management – 491,176; entities affiliated with Mr. Cooperman and/or Omega Advisors – 833,333 warrants; and entities affiliated with T2 Partners Management – 196,079 warrants.  The amounts shown for Messrs. E. Cohen and J. Cohen include 514,706 warrants held by a private charitable foundation of which Messrs. E. Cohen and J. Cohen serve as co-trustees.

(10)	Includes 449,516 shares held by a private charitable foundation of which Messrs. E. Cohen and J. Cohen serve as co-trustees. Mr. E. Cohen disclaims beneficial ownership of these shares.

(11)	Includes 46,250 shares held in trusts for the benefit of Mr. E. Cohen’s spouse and/or children. Mr. E. Cohen disclaims beneficial ownership of these shares.

(12)	Includes 46,250 shares held in a trust of which Mr. J. Cohen is a co-trustee and co-beneficiary.

(13)
This information is based on Schedule 13G/A filed with the SEC on January 26, 2010. Includes 1,610,482 shares as to which sole voting and dispositive power is claimed, 722,776 shares as to which shared voting power is claimed and 36,600 shares as to which shared dispositive power is claimed. Mr. Yacktman’s and Yacktman Asset Management’s address is 6300 Bridgepoint Parkway, Suite 320, Austin, TX 78730-5073.

(14)	This information is based on Form 13F filed with the SEC as of September 30, 2009. Mr. Cooperman’s and Omega Advisors’ address is 88 Pine Street, Wall Street Plaza, 31st Floor, New York, NY 10005.

(15)	This information is based on Form 13F filed with the SEC as of September 30, 2009. T2 Partners Management’s address is 145 East 57th Street, Suite 1100, New York, NY 10022.

(16)	This information is based on Form 13F filed with the SEC as of September 30, 2009. Dimensional Fund Advisors’ address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(17)	The address for all our directors and officers is One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA 19112.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, requires our directors, executive officers, and greater-than-10% stockholders to file reports with the SEC. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports, we believe that the filing requirements for all of these reporting persons were complied with during fiscal 2009.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with directors in each class serving three-year terms.  Two directors are to be elected at the Meeting to serve until the 2013 annual meeting.

The Board of Directors recommends that stockholders vote “FOR” the following nominees:  Michael J. Bradley and Andrew M. Lubin.

The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for Messrs. Bradley and Lubin.  Should any nominee become unable or refuse to accept nomination or election as a director, it is intended that the persons named as proxies will vote for the election of such other person as the Board of Directors may recommend.  The Board of Directors knows of no reason why any nominee might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation of each nominee and each of our other directors.  There are no family relationships among the nominees and our directors except that Jonathan Z. Cohen, our President and Chief Executive Officer and a director, is a son of Edward E. Cohen, the Chairman of our Board of Directors.

Nominees for Election for a Three-Year Term Expiring at the 2013 Annual Meeting:

Michael J. Bradley, 65, has been a member of our Board of Directors since 2005.  Co-owner and Managing Director of BF Healthcare, Inc. (a supplier of physician services to hospitals and assisted living facilities) since 1999.  Director of The Bancorp, Inc. (a publicly-traded bank holding company) since 2005.  Managing Board Member of Atlas Pipeline Partners GP, LLC from 2004 to 2005.  Chairman of the Board of First Executive Bank from 1988 to 1998.  Vice Chairman of First Republic Bank from 1998 to 2003.

Andrew M. Lubin, 63, has been a member of our Board of Directors since 1994.  President of Delaware Financial Group, Inc. (a private investment firm) since 1990.

Continuing Directors to Serve until the 2011 Annual Meeting:

Carlos C. Campbell, 72, has been a member of our Board of Directors since 1990.  President of C.C. Campbell and Company (a management consulting firm) since 1985.  Director of PICO Holdings, Inc. (a publicly-traded diversified holding company) since 1998.  Director of Herley Industries, Inc. (a publicly-traded RF/microwave solutions company) since 2005.

Edward E. Cohen, 70, has been a member of our Board of Directors since 1988.  Chairman of our Board since 1990.  Chief Executive Officer from 1988 to 2004.  President from 2000 to 2003.  Chairman of the Board of Resource Capital Corp. (a publicly-traded real estate investment trust managed by us) from its formation in 2005 to November 2009 and director since November 2009.  Chairman of the Managing Board of Atlas Pipeline Partners GP, LLC (general partner of Atlas Pipeline Partners, L.P., a publicly-traded natural gas pipeline limited partnership) since its formation in 1999.  Chairman and Chief Executive Officer of Atlas Energy, Inc. (f/k/a Atlas America, Inc.) (a publicly-traded energy company formerly owned by us) since its formation in 2000.  Chairman of Atlas Pipeline Holdings GP, LLC (a wholly-owned subsidiary of Atlas Energy that is the general partner of Atlas Pipeline Holdings, L.P., a publicly-traded limited partnership that owns Atlas Pipeline Partners GP, LLC) since its formation in 2006.  Chairman of the Board of Brandywine Construction & Management, Inc. (a property management company) since 1994.

Hersh Kozlov, 62, has been a member of our Board of Directors since January 2007.  Partner at Duane Morris LLP (an international law firm) since 2009.  Partner at Wolf, Block, Schorr and Solis-Cohen LLP (a law firm) from 2001 to 2009.  Presidential appointee to national Advisory Committee for Trade Policy and Negotiations from 2002 to 2004.

Continuing Directors to Serve until the 2012 Annual Meeting:

Jonathan Z. Cohen, 39, has been a member of our Board of Directors since 2002.  President since 2003 and Chief Executive Officer since 2004.  Chief Operating Officer from 2002 to 2004.  Executive Vice President from 2001 to 2003.  Senior Vice President from 1999 to 2001.  Chief Executive Officer, President and a Director of Resource Capital Corp. since its formation in 2005.  Vice Chairman of the Managing Board of Atlas Pipeline Partners GP, LLC since its formation in 1999.  Vice Chairman of Atlas Energy, Inc. (f/k/a Atlas America, Inc.) since its formation in 2000.  Vice Chairman of Atlas Pipeline Holdings GP, LLC since its formation in 2006.

Kenneth A. Kind, 56, has been a member of our Board of Directors since 2004.  Senior Vice President – Sales and Marketing at Medi-Promotions, Inc. (a healthcare advertising company) since 2008.  Vice President at Medi-Promotions from 1991 to 2008.  Director of Van Ameringen Foundation (a private charitable foundation) since 1995.

John S. White, 69, has been a member of our Board of Directors since 1993.  General Partner of DCC Investors L.P. (an investment partnership) since 2009.  Executive Director of the Investment Program Association (a national trade association) from 2007 to 2009. Consultant in the financial services industry from 2006 to 2007.  Senior Vice President of Royal Alliance Associates, Inc. (an independent broker/dealer and a wholly-owned subsidiary of American International Group, Inc.) from 2002 to 2006.  Chief Executive Officer and President of DCC Securities Corporation (a securities brokerage firm) from 1989 to 2002.

Non-Director Executive Officers

Our Board of Directors appoints officers each year at its annual meeting following the annual meeting of stockholders and from time to time as necessary.

Jeffrey F. Brotman, 46, Executive Vice President since June 2007.  Co-founder of Ledgewood, P.C. (a Philadelphia-based law firm) and affiliated with the firm from 1992 until June 2007, serving as managing partner from 1995 until March 2006.  Mr. Brotman is also a non-active certified public accountant and an Adjunct Professor at the University of Pennsylvania Law School.  Mr. Brotman was Chairman of the Board of Directors of TRM Corporation (a publicly-traded consumer services company) from September 2006 until September 2008 and was its President and Chief Executive Officer from March 2006 through June 2007.

Thomas C. Elliott, 36, Chief Financial Officer since December 2009 and Senior Vice President since 2005.  Senior Vice President − Finance and Operations from 2006 to December 2009.  Senior Vice President - Finance from 2005 to 2006.  Vice President – Finance from 2001 to 2005.  Chief Financial Officer of Resource Financial Fund Management, Inc. (our wholly-owned asset management subsidiary) since 2004.  Chief Financial Officer, Chief Accounting Officer and Treasurer of Resource Capital Corp. from 2005 to 2006 and Senior Vice President – Finance and Operations since 2006.  From 1997 to 2001, Mr. Elliott held various financial positions at Fidelity Leasing, Inc., our former subsidiary, including Manager of Financial Planning, Director of Asset Securitization and Treasurer.

Steven J. Kessler, 66, Executive Vice President since 2005 and Chief Financial Officer from 1997 to December 2009.  Senior Vice President from 1997 to 2005.  Chairman of the Board of Resource Capital Corp. since November 2009.  Senior Vice President − Finance of Resource Capital Corp. from 2005 to 2009.  Vice President-Finance and Acquisitions at Kravco Company (a national shopping center developer and operator) from 1994 to 1997.  From 1983 to 1993, Mr. Kessler was employed by Strouse Greenberg & Co. (a regional full service real estate company) ending as Chief Financial Officer and Chief Operating Officer.  Prior thereto, Partner at Touche Ross & Co. (now Deloitte & Touche LLP), independent public accountants.

Arthur J. Miller, 50, Vice President and Chief Accounting Officer since 2004.  Chief Accounting Officer at Destination Maternity, Inc. (a national retailer/manufacturer of maternity wear) from 1999 to 2004.  Vice President, Controller and Chief Accounting Officer of CAI Wireless Systems, Inc. (a wireless telecommunications company) from 1995 to 1999.  Mr. Miller started his financial career with Arthur Anderson LLP, independent public accountants.  Mr. Miller is a certified public accountant.
Michael S. Yecies, 42, Senior Vice President since 2005 and Chief Legal Officer and Secretary since 1998.  Vice President from 1998 to 2005.  Senior Vice President since 2007 and Chief Legal Officer and Secretary of Resource Capital Corp. since 2005.  Attorney at Duane Morris LLP (an international law firm) from 1994 to 1998.

Other Significant Employees

Jeffrey D. Blomstrom, 41, President and Managing Director of Resource Financial Fund Management, Inc. since 2003.  Senior Vice President – CDO Structuring of Resource Capital Corp. since 2005.  Managing Director at Cohen and Company (a Philadelphia-based investment bank specializing in the financial services sector) from 2001 to 2003.  Senior Vice President of iATMglobal.net (an ATM software development company) from 2000 to 2001.  Attorney at Covington & Burling (an international law firm) from 1999 to 2000.

David E. Bloom, 45, Senior Vice President since 2001.  President of Resource Capital Partners, Inc. (our wholly-owned real estate subsidiary) from 2002 to 2006.  President of Resource Real Estate, Inc. since 2004.  Senior Vice President − Real Estate Investments of Resource Capital Corp. since 2005.  Senior Vice President at Colony Capital, LLC (an international real estate opportunity fund) from 1999 to 2001.  Director at Sonnenblick-Goldman Company (a real estate investment bank) from 1998 to 1999.  Attorney at Willkie Farr & Gallagher (an international law firm) from 1996 to 1998.

Crit S. DeMent, 57, Senior Vice President since 2005.  Chairman and Chief Executive Officer of LEAF Financial (our commercial finance subsidiary) since 2001.  President of the Technology Finance Group of CitiCapital Vendor Finance in 2001.  President of the Small Ticket Group of European American Bank, a division of ABN AMRO, from 2000 to 2001.  President and Chief Operating Officer of Fidelity Leasing, Inc., our former subsidiary, from 1996 to 2000.

Alan F. Feldman, 46, Senior Vice President since 2002.  Chief Executive Officer of Resource Real Estate, Inc. (our wholly-owned real estate subsidiary) since 2004.  Vice President at Lazard Freres & Co. (an investment bank) from 1998 to 2002.  Executive Vice President at PREIT-Rubin, Inc. (the management subsidiary of Pennsylvania Real Estate Investment Trust, a publicly-traded real estate investment trust) and its predecessor, The Rubin Organization, from 1992 to 1998.

CORPORATE GOVERNANCE

Our Board of Directors and Its Committees

Our Board of Directors currently consists of eight members. The Board of Directors held thirteen meetings during fiscal 2009.  Each of the directors attended all of the Board meetings and all meetings of the committees on which they served during fiscal 2009.

The Board of Directors has determined that Messrs. Bradley, Campbell, Kind, Kozlov, Lubin and White each satisfy the independence requirements of NASDAQ rules.

The current standing committees of the Board of Directors are the Audit Committee, Compensation Committee, Corporate Governance and Investment Committee and Nominating Committee.  All of the members of each Board committee are independent directors.

Audit Committee.  The Audit Committee reviews the scope and effectiveness of audits by our independent registered public accountants, is responsible for the engagement of independent registered public accountants, and reviews the adequacy of our internal control over financial reporting.  The committee held four meetings during fiscal 2009. The committee currently consists of three directors: Messrs. Lubin (Chairman), Bradley and Campbell.  The Board of Directors has determined that Mr. Bradley, is an “audit committee financial expert” as defined by SEC rules. The committee has adopted an Audit Committee Charter, which is available on our website at www.resourceamerica.com.  The committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis.

Compensation Committee.  The Compensation Committee establishes and monitors compensation levels for our officers and administers our stock option and equity compensation plans. The committee has not adopted a charter.  The committee held four meetings during fiscal 2009.  The committee currently consists of four directors:  Messrs. Campbell (Chairman), Kind, Kozlov and White.

Corporate Governance and Investment Committee.  The Corporate Governance and Investment Committee reviews all of our corporate governance procedures and evaluates and monitors our significant existing and proposed investments. The committee did not hold any meetings during fiscal 2009 because significant investments and corporate governance related matters were addressed by the Board of Directors as a whole instead.  The committee currently consists of four directors: Messrs. White (Chairman), Bradley, Kind and Lubin.

Nominating Committee.  The Nominating Committee recommends persons for nomination as our directors.  The committee held one meeting during fiscal 2009.  The committee currently consists of three directors: Messrs. Kozlov (Chairman), Campbell and Lubin.

Stockholder Recommendations for Director Nominees.  The Nominating Committee does not have a charter but will consider nominees recommended by holders of our common stock for the 2011 annual meeting of stockholders if submitted in writing to our Secretary at our Philadelphia address stated herein in accordance with our bylaws and rules promulgated by the SEC.  See “Stockholder Proposals for the 2011 Annual Meeting” for information concerning nominations by stockholders.

Communication with the Board.  Any stockholder who wishes to send a communication to our Board of Directors should mail such communication to our Secretary at our Philadelphia address stated herein.  Beneficial owners must include in their communication a good faith representation that they are beneficial owners of our common stock.  Our Secretary will promptly forward all such stockholder communications to the Chairman of the Board of Directors.

Attendance at Annual Meetings.  We do not have a formal policy regarding board member attendance at our annual meeting of stockholders.  All of our board members attended last year’s annual meeting of stockholders and we anticipate that all of them will attend the Meeting.

Code of Ethics

We have adopted a code of business conduct and ethics applicable to all directors, officers and employees.  We will provide a copy of our code of conduct to any person without charge, upon request.  Any such request should be directed to our Secretary at our Philadelphia address stated herein.  Our code of ethics is also available on our website: www.resourceamerica.com.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Messrs. Campbell, Kind, Kozlov and White during fiscal 2009.  None of such persons was an officer or employee of ours or any of our subsidiaries during fiscal 2009 or was formerly an officer of ours.  None of our executive officers has been a director or executive officer of any entity of which any member of the Compensation Committee has been a director or executive officer during fiscal year 2009.

Report of the Audit Committee

The Audit Committee has approved the following report:

In connection with its function of overseeing and monitoring our financial reporting process, the Audit Committee has done the following:

•	reviewed and discussed our consolidated financial statements for the fiscal year ended September 30, 2009 with our management;

•	discussed with our independent registered public accountants those matters which are required to be discussed by SAS 114, “The Auditor’s Communication With Those Charged With Governance”; and

•
received the written disclosures and the letter from our independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and discussed with the independent registered public accountants their independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the consolidated financial statements be included in our 2009 Form 10-K for filing with the Securities and Exchange Commission.

Andrew M. Lubin, Chairman
Michael J. Bradley
Carlos C. Campbell

Principal Accounting Fees and Services

Appointment of Independent Registered Public Accountants.  Upon the recommendation of the Audit Committee, approved by the Board of Directors, Grant Thornton LLP served as our independent registered public accountants during fiscal year 2009 and will serve as our independent registered public accountants during fiscal year 2010.

Attendance at the Meeting.  A representative of Grant Thornton LLP will be present at the Meeting and available to respond to appropriate questions.  If they desire to do so, Grant Thornton LLP will have the opportunity to make a statement at the Meeting.

Audit Fees.  The aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended September 30, 2009 and 2008 (including a review of internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002) and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q during such fiscal years were $1,110,000 and $1,427,000, respectively.

Audit-Related Fees.  The aggregate fees billed by Grant Thornton LLP for audit-related services, including separate audits as required by certain of our subsidiaries and consulting on accounting issues in connection with potential capital transactions, were $269,000 and $347,000 for the fiscal years ended September 30, 2009 and 2008, respectively.

Tax Fees.  The aggregate fees billed by Grant Thornton LLP for professional services related to tax compliance, tax advice and tax planning were $10,000 and $11,000 in the fiscal years ended September 30, 2009 and 2008, respectively.

All Other Fees.  Grant Thornton LLP billed $354,000 and $154,000 for assisting in an audit of our ESOP and an audit of our 401(k) Plan for the fiscal years ending September 30, 2009 and 2008, respectively. Grant Thornton LLP did not bill for products and services provided to us, other than services described above under “Audit Fees,” “Audited-Related Fees” and “Tax Fees,” for the fiscal year ended September 30, 2009.

Audit Committee Pre-Approval Policies and Procedures.  The Audit Committee, on at least an annual basis, reviews audit and non-audit services performed by Grant Thornton LLP as well as the fees charged by Grant Thornton LLP for such services.  Our policy is that all audit and non-audit services must be pre-approved by the Audit Committee.  All of such services and fees were pre-approved during fiscal 2009.

2009 NON-EMPLOYEE DIRECTOR COMPENSATION

We compensate only non-employee directors for their services as directors. Our 2009 compensation package for non-employee directors was comprised of cash (annual retainer) and deferred stock awards. The annual pay package is designed to attract and retain highly-qualified, independent professionals to represent our stockholders. Our compensation package is also designed to create alignment between our directors and our stockholders through the use of equity-based grants.

Cash.  We pay our non-employee directors, other than our chairman, an annual cash retainer of $52,500.

Deferred Stock Units.  We award deferred stock units valued at $22,500 on the date of grant to each of our non-employee directors, other than our chairman, on the anniversary of the date each of them became a director.  The deferred stock units are granted under our 2002 Non-Employee Director Deferred Stock and Deferred Compensation Plan and represent the right to receive one share of our common stock for each unit awarded.  Units vest on the later of: (i) the fifth anniversary of the date the recipient became a non-employee director and (ii) the first anniversary of the grant of those units, except that units will vest sooner upon a change in control or death or disability of a director, provided the director completed at least six months of service.  Upon termination of service by a director, vested units will become issued common stock, but all unvested units will be forfeited.

The awards disclosed under the heading “Stock awards” in the table below consist of awards of our deferred stock units, disregarding any possible forfeitures as a result of failure to satisfy service conditions, that were unvested for all or any portion of fiscal 2009, regardless of when granted.  The dollar amounts for the awards represent the compensation expense we recognized in 2009 under Financial Accounting Standards Board ASC 718 – Compensation – Stock Compensation. Refer to Note 17 to the consolidated financial statements included in our 2009 Form 10-K for a discussion of the relevant assumptions used in calculating the compensation expense. The recognized compensation expense of the stock-based awards for financial reporting purposes will likely vary from the actual amount the director ultimately receives based on a number of factors.

Compensation to our Chairman.  We compensate our chairman, Edward E. Cohen, differently than our other non-employee directors in recognition of his historical role as the founder of our company and of the additional duties he undertakes, including meeting with investors and potential investors and providing strategic advice and direction. We award annual compensation to Mr. E. Cohen after the end of our fiscal year at the same time we make compensation awards to our executive officers.  As described below under “Compensation Discussion and Analysis − Our Compensation Methodology,” we pay bonuses, and issue equity awards, early in the next calendar year, which is during our next fiscal year. For fiscal 2009, we paid Mr. E. Cohen $450,000 in cash for his services as chairman.  In addition, upon Mr. E. Cohen’s retirement as our Chief Executive Officer in 2004, we began paying him monthly retirement benefits under a Supplemental Employment Retirement Plan, which we refer to as the SERP, we established as part of his former employment agreement with us.  During fiscal 2009, these payments aggregated $837,500.  For further information concerning the SERP, see “Certain Relationships and Related Party Transactions” and Notes 17 and 18 to the consolidated financial statements included in our 2009 Form 10-K.

2009 DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($)	Stock awards ($)		All other compensation ($)		Total ($)
Edward E. Cohen	450,000	62,500	(1)	837,500	(2)	1,350,000

Michael J. Bradley	52,500	35,188	(3)	−		87,688

Carlos C. Campbell	52,500	22,500	(4)	−		75,000

Kenneth A. Kind	52,500	40,813	(5)	−		93,313

Hersh Kozlov	52,500	14,250	(6)	−		66,750

Andrew M. Lubin	52,500	22,500	(7)	−		75,000

John S. White	52,500	22,500	(8)	−		75,000

(1)	As of our fiscal year end, Mr. E. Cohen had 586,375 vested stock options outstanding, of which 506,375 were granted to him when he was our Chief Executive Officer.

(2)	Represents SERP payments earned during fiscal 2009.

(3)	The grant date fair value for awards made to Mr. Bradley during fiscal 2009 was $22,500. As of our fiscal year end, Mr. Bradley had 10,908 unvested deferred stock units.

(4)	The grant date fair value for awards made to Mr. Campbell during fiscal 2009 was $22,500. As of our fiscal year end, Mr. Campbell had 4,870 unvested deferred stock units.

(5)	The grant date fair value for awards made to Mr. Kind during fiscal 2009 was $22,500. As of our fiscal year end, Mr. Kind had 10,183 unvested deferred stock units.

(6)	The grant date fair value for awards made to Mr. Kozlov during fiscal 2009 was $22,500. As of our fiscal year end, Mr. Kozlov had 7,818 unvested deferred stock units.

(7)	The grant date fair value for awards made to Mr. Lubin during fiscal 2009 was $22,500. As of our fiscal year end, Mr. Lubin had 4,870 unvested deferred stock units.

(8)	The grant date fair value for awards made to Mr. White during fiscal 2009 was $22,500. As of our fiscal year end, Mr. White had 4,870 unvested deferred stock units.

COMPENSATION DISCUSSION AND ANALYSIS

We are required to provide information regarding the compensation program in place for our CEO, CFO and the three other most highly-compensated executive officers. In this proxy statement, we refer to our CEO, CFO and the other three most highly-compensated executive officers as our named executive officers or NEOs. This section should be read in conjunction with the detailed tables and narrative descriptions under “Executive Compensation.”

Our Compensation Philosophy and Principles

We operate in competitive and challenging industries. We believe that our executive compensation program for the CEO, CFO and other NEOs should be designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives and motivate them to contribute to our short- and long-term success. Our executive compensation program is driven by the following principles:

•	Overall Objectives. Compensation should attract, retain and motivate executives who possess high-caliber skills and talents, to achieve business success and to drive stockholder value.

•
Pay for Performance.  As employees assume greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual and long-term), subject to corporate, business unit and individual performance measures.

•	Stockholder Alignment. Equity-based incentives are an effective method of facilitating an ownership culture and further aligning the interests of executives with those of our stockholders.

Our Compensation Methodology

Our Compensation Committee is responsible for setting and administering compensation programs for our executives.  Our Compensation Committee has not retained an independent consultant to advise it on compensation matters because it believes it is better able to design our compensation program, given its members’ long experience with our company and understanding of our senior management’s individual efforts.  In addition, the committee believes that the fact that we have a diverse business means it is difficult to designate peers with which to compare the performance of our company and management.  Our CEO makes recommendations to the committee regarding the compensation package for each of our executives, other than himself.  The committee determines the compensation of our CEO.

Our Compensation Committee determines compensation amounts after the end of our fiscal year.  In the case of base salaries, it determines the amounts to be paid in the following calendar year.  Thus, we commence payment of the base salaries set by the committee at the end of our then-concluded fiscal year on January 1 of the following year.  In the case of annual bonus and long-term incentive compensation, the committee determines the amount of awards based on the then concluded fiscal year.  In general, the committee determines a bonus amount in dollars for each executive and then allocates the bonus between cash and equity awards.  We historically paid cash awards and issued equity awards in January of the following year. We anticipate that awards for fiscal 2009 will be paid quarterly.  Our Compensation Committee has the discretion to issue equity awards at other times during the fiscal year.

In addition, our chairman, NEOs and other employees who perform services for Resource Capital Manager, our subsidiary that manages Resource Capital Corp., which we refer to as RCC, may receive stock-based awards from RCC.  These awards are approved by RCC’s compensation committee. Our Compensation Committee considers any such awards from RCC as part of the overall compensation package to our NEOs in assessing the compensation to be awarded by our company.

Elements of our Compensation Program

Our executive officer compensation package includes a combination of annual cash and long-term incentive compensation. Annual cash compensation is comprised of base salary plus cash bonus. Long-term incentives currently consist of a variety of equity awards.

Base Salary

Base salary is based on an assessment of individual performance relative to responsibilities and objectives for each executive. Base salaries are not intended to compensate individuals for extraordinary performance or for above average company performance.

Bonus

Our Compensation Committee awards discretionary bonuses and performance-based bonuses, which are generally based on our overall performance during the preceding year and the individual’s contribution to that performance.

Discretionary − Discretionary bonuses are intended to reward individual and group performance.

Performance-Based − Our Annual Incentive Plan for Senior Executives, which we refer to as our Annual Incentive Plan, is designed to permit us to qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code, which we refer to as the Code, for compensation paid to our NEOs.  The plan provides awards for the achievement of predetermined, objective performance measures over a specified 12 month performance period, generally our fiscal year.  Awards under the plan are paid in cash or stock or a combination of cash and stock.  The NEO may elect to defer payment or issuance of the award. The plan limits the amount of annual compensation to be paid to any individual under the plan to $6,000,000 per year.  Notwithstanding the existence of our Annual Incentive Plan, the Compensation Committee believes that stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation, even if the compensation amounts result in non-deductible compensation expense.  Therefore, the committee reserves the right to approve compensation that is not fully deductible.

During fiscal 2009, only our CEO was eligible to receive compensation under the Annual Incentive Plan.  In December 2008, the Compensation Committee approved the following performance measures for Mr. J. Cohen’s 2009 bonus, which were unchanged from fiscal 2007 and 2008:

•
Before tax return on equity.  17½% based on return on investment from continuing operations before taxes, and extraordinary items, which we refer to as ROE, calculated as our income from continuing operations before taxes and before extraordinary items for the fiscal year, divided by the average stockholders’ equity for the fiscal year.  Average stockholders’ equity is the previous fiscal year’s balance plus the current year’s balance divided by 2.

ROE	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 19½%	100% of base salary x 17½%	Can reduce to 0% from 100% of base salary x 17½%

at least 19½% but less than 23%	250% of base salary x 17½%	Can reduce from 101% to 250% of base salary x 17½%

at least 23% but less than 26%	399% of base salary x 17½%	Can reduce from 251% to 399% of base salary x 17½%

26% or more	600% of base salary x 17½%	Can reduce from 400% to 600% of base salary x 17½%

•
After tax return on equity.  17½% ROE after tax from continuing operations before any extraordinary items, which we refer to as After Tax ROE, calculated as our net income plus the after tax effect of extraordinary items for the fiscal year, divided by the average stockholders’ equity.

After Tax ROE	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 15%	100% of base salary x 17½%	Can reduce from 0% to 100% of base salary x 17½%

at least 15% but less than 18%	250% of base salary x 17½%	Can reduce from 101% to 250% of base salary x 17½%

at least 18% but less than 20%	399% of base salary x 17½%	Can reduce from 251% to 399% of base salary x 17½%

20% or more	600% of base salary x 17½%	Can reduce from 400% to 600% of base salary x 17½%

•
Increase in EBITDA.  35% based on increase in earnings before interest, taxes, depreciation, amortization and other non cash items, which we refer to as EBITDA, calculated as (i) the amount by which EBITDA for the current fiscal year exceeds EBITDA for the prior fiscal year, divided by (ii) EBITDA for the prior fiscal year.

Increase in EBITDA	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 15%	100% of base salary x 35%	Can reduce from 0% to 100% of base salary x 35%

at least 15% but less than 22½%	250% of base salary x 35%	Can reduce from 101% to 250% of base salary x 35%

at least 22½% but less than 30%	399% of base salary x 35%	Can reduce from 251% to 399% of base salary x 35%

30% or more	600% of base salary x 35%	Can reduce from 400% to 600% of base salary x 35%

•
Stock price appreciation.  15% based on common stock price appreciation, calculated based on (i) the increase in the closing price of our common stock from the last day of the prior fiscal year to the last day of the current fiscal year, divided by (ii) the common stock price on the last day of the prior fiscal year.  The per share common stock price is adjusted to take into account any stock splits and other mandatory anti-dilution adjustments made to outstanding equity awards under the our long-term incentive plan.

Stock price appreciation	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 10%	100% of base salary x 15%	Can reduce from 0% to 100% of base s alary x 15%

at least 10% but less than 20%	250% of base salary x 15%	Can reduce from 101% to 250% of base salary x 15%

at least 20% but less than 40%	399% of base salary x 15%	Can reduce from 251% to 399% of base salary x 15%

40% or more	600% of base salary x 15%	Can reduce from 400% to 600% of base salary x 15%

•
Increase in assets under management.  15% based on increase in assets under management, calculated as (i) the increase in assets under management as reported in our Annual Report on Form 10-K from that of the prior fiscal year to that for the current fiscal year, divided by (ii) the assets under management as of the prior fiscal year.

Increase in assets under management	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 15%	100% of base salary x 15%	Can reduce from 0% to 100% of base salary x 15%

at least 15% but less than 22½%	250% of base salary x 15%	Can reduce from 101% to 250% of base salary x 15%

at least 22½% but less than 30%	399% of base salary x 15%	Can reduce from 251% to 399% of base salary x 15%

30% or more	600% of base salary x 15%	Can reduce from 400% to 600% of base salary x 15%

The Compensation Committee calculated an initial award amount for Mr. J. Cohen based on these matrices.  It had discretion to reduce, but not increase, the initial award amount as permitted under Section 162(m), based on the applicable reduction range set forth above.  In addition, the Compensation Committee had discretion to reduce, but not increase, the award amount based on its assessment of qualitative factors, such as the following:

•	achievement/advancement of company strategy

•	compliance with legal requirements and ethical standards

•	community relations

•	customer/shareholder satisfaction

•	leadership development and team building

•	ethics

•	risk assessment

•	management and oversight skills

•	succession planning

Long-Term Incentives

General.  Long-term incentive awards are intended to align executives over a multi-year period with the interests of our stockholders by motivating and rewarding creation and preservation of long-term stockholder value.  The level of long-term incentive compensation is determined in conjunction with total compensation provided to our NEOs based on the goals of our compensation program.  Long-term incentive awards include restricted stock, stock options and other stock-based awards under our Omnibus Equity Compensation Plan.

Restricted Stock.  Restricted stock units reward stockholder value creation slightly differently than stock options:  restricted stock units are impacted by all stock price changes, both increases and decreases.  Restricted stock units generally vest 25% per year.  Historically, our Compensation Committee granted stock-based awards in the form of stock options.  However, since the adoption of our Omnibus Equity Compensation Plan in 2005 and the promulgation of accounting rules requiring recognition of expense for stock options, our committee has generally granted restricted stock to our NEOs rather than stock options.

Performance-Based Stock Units.  Performance-based stock units are awards of restricted stock under our Omnibus Equity Compensation Plan that vest based on the achievement of predetermined, objective performance goals over a multi-year performance period. We do not pay dividends on unvested performance-based stock awards. In December 2006, the Compensation Committee granted stock units that would have vested on achievement of performance goals over the performance period beginning January 1, 2007 and ending September 30, 2009 as follows: Mr. J. Cohen - 250,000; Mr. Elliott - 40,000; Mr. Feldman – 75,000; Mr. Kessler - 25,000; and Mr. Yecies – 25,000.  At the same time, the committee approved the following performance measures for the performance-based stock awards:

•
Diluted earnings per share:  We had to earn at least $1.50 of diluted earnings per common share, which we refer to as EPS, in the fiscal year ended September 30, 2008 or the fiscal year ended September 30, 2009.  Diluted earnings (loss) per share is computed by dividing net income (loss) by the sum of the weighted average number of shares of common stock outstanding after giving effect to the potential dilution from the exercise of securities, such as stock options, into shares of common stock as if those securities were exercised as well as the dilutive effect of other award plans, including restricted stock and director units.

•	Return on equity: We had to average at least 17½% return on equity before taxes over four consecutive quarters during the period beginning January 1, 2007 and ended September 30, 2009.

•
Revenues:  Our aggregate revenues over any four consecutive quarters during the period beginning January 1, 2007 and ended September 30, 2009, had to represent at least a 60% increase over the revenues reported for the fiscal year ended September 30, 2006.

•	Assets under management: We had to have assets under management, which we refer to as AUM, on September 30, 2009 of at least $18.0 billion.

In order for any restricted stock units to vest, we had to meet both of the EPS and AUM performance goals as determined by the Compensation Committee. The performance measures were not satisfied, and thus all awards, previously disclosed in our Outstanding Equity Awards at Fiscal Year-End table under the column “Equity incentive plan awards”, were not earned.

Stock Options.  Since the adoption of our Omnibus Equity Incentive Plan in 2005 and our spin-off that year of Atlas Energy (f/k/a Atlas America), we have not regularly issued stock options to our NEOs.  The Compensation Committee has delegated to our CEO the authority to issue up to 5,000 options per person to our employees and employees of our subsidiaries.  Stock options are issued periodically to such employees at an exercise price of no less than the market price of our common stock on the date of grant, have a life up to 10 years and typically vest 25% on each anniversary of the option grant.

RCC Restricted Stock.  Our subsidiary, Resource Capital Manager, manages RCC.  As described above, RCC’s compensation committee approves awards of RCC restricted stock to our chairman and employees who perform services for Resource Capital Manager.  These awards generally vest 33-1/3% per year, and include a right to receive dividends on unvested shares.

Post-Termination Compensation

Some of our NEOs have contractual arrangements which specify payments in the event their employment is terminated.  The type and amount of payments vary by executive and the nature of the termination.  For more information, please see “Employment Agreements and Potential Post-Employment Payments.”

Retirement and Other Benefits

Our NEOs participate in the full range of benefits and are covered by the same plans and on the same terms as provided to our other employees.  In addition, Messrs. J. Cohen, Kessler, Brotman, Elliott and Yecies are entitled to termination payments pursuant to their employment agreements, as described below under “Employment Agreements and Potential Post-Employment Payments.”

Employee Stock Ownership Plan

In 1989, we established the Resource America, Inc. Employee Stock Ownership Plan, which we refer to as our ESOP, for the benefit of all qualified employees. All employees, including NEOs, are allocated shares from an available pool in proportion to their relative compensation. Shares granted under the plan vest 20% on the third anniversary of grant and 20% per year after that.  While the allocations from this plan are determined solely by a predetermined and required formula in accordance with ERISA, the intent was, and remains, to reward all employees, including NEOs, based on our long-term success as measured by stockholder return.

Savings Plan

Our 401(k) Plan offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by our matching contributions in the form of cash or our common stock. During fiscal year 2009, we matched employee contributions at the option of the employee 50% in cash or 50% by issuance of our common stock.  While participation in this plan is at the discretion of the qualified employee, the intent again was to reward all employees, including NEOs, based on our long-term success as measured by stockholder return.

How We Determined 2009 Compensation Amounts

Base Salary

As described above, our Compensation Committee sets the base salaries of our NEOs after the end of our fiscal year for the next calendar year.  As a specialized asset manager, we are affected by conditions in the financial markets and, in particular, have been affected by the recent volatility and reduction in liquidity in the global credit markets.  Based on our overall financial performance in fiscal 2009, our Compensation Committee decided to maintain base salaries in 2010 at the same levels as 2008 and 2009, except that Mr. J. Cohen’s base salary of $750,000 will be comprised of $450,000 in cash and $300,000 in RCC common stock that will vest 33.33% per year over three years and include dividend equivalent rights on unvested stock, and Mr. Elliott’s base salary will increase from $225,000 to $300,000 in connection with Mr. Elliott’s election as our CFO.  Therefore, the committee established the following base salaries to be effective January 1, 2010:  Mr. J. Cohen - $750,000 as described above; Mr. Kessler - $325,000; Mr. Brotman - $350,000; Mr. Elliott - $300,000 and Mr. Yecies - $210,000.

Bonus and Incentive Award

In light of the general adverse economic conditions in the market, and the effects of the market on our performance, the Compensation Committee decided to generally allocate a larger percentage of the bonus awards to our NEOs in common stock instead of cash, as compared to last year.  The Committee recognized our NEOs’ prudent management efforts in a challenging environment, and believed that bonus awards were appropriate both to recognize those efforts and to retain their services.

Our CEO.  During fiscal 2009, only Mr. J. Cohen was eligible to receive an award pursuant to the Annual Incentive Plan.  The maximum bonus award for Mr. J. Cohen was $4,500,000, or 600% of base salary.  Based on the performance measures described above under “−Elements of our Compensation Program − Bonus − Performance-Based,” the Compensation Committee determined that Mr. J. Cohen was eligible for an award of between $0 and $750,000 under our Annual Incentive Plan.  As he did last year, Mr. J. Cohen again requested that he not receive a bonus for fiscal 2009, and the Compensation Committee accepted his request.

Our Other NEOs.  Our Compensation Committee awarded discretionary bonuses to our other named executive officers based on our CEO’s recommendations.

•
For fiscal 2008, Mr. Kessler was awarded $150,000 ($50,000 of which was in the form of RCC restricted stock).  For fiscal 2009, Mr. Kessler was awarded $100,000 (all of which was in the form of RCC restricted stock).

•
For fiscal 2008, Mr. Brotman was awarded $100,000 in cash.  For fiscal 2009, Mr. Brotman was awarded $250,000 ($100,000 of which was in the form of our restricted stock and $100,000 of which was in the form of RCC restricted stock).

•
For fiscal 2008, Mr. Elliott was awarded $250,000 in cash.  For fiscal 2009, Mr. Elliott was awarded $350,000 ($100,000 of which was in the form of our restricted stock and $100,000 of which was in the form of RCC restricted stock)).

•
For fiscal 2008, Mr. Yecies was awarded $75,000 ($25,000 of which was in the form of RCC restricted stock).  For fiscal 2009, Mr. Yecies was also awarded $75,000 ($25,000 of which was in the form of RCC restricted stock).

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report has been provided by the Compensation Committee of the Board of Directors of Resource America, Inc.

Carlos C. Campbell, Chairman
Kenneth A. Kind
Hersh Kozlov
John S. White

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table describes the “total compensation” earned during fiscal 2009 by our NEOs. The individual components of the total compensation calculation reflected in the Summary Compensation Table are broken out below:

Salary.  Base salary earned during fiscal 2009.  Refer to “Compensation Discussion and Analysis − Elements of Our Compensation Program − Base Salary.”

Bonus.  Discretionary cash bonuses awarded to our NEOs other than Mr. J. Cohen.  Refer to “Compensation Discussion and Analysis − Elements of Our Compensation Program − Bonus − Discretionary.”

Stock Awards.  The awards disclosed under the heading “Stock awards” consist of awards made in prior fiscal years of restricted stock to our named executive officers, disregarding any possible forfeitures as a result of failure to satisfy service conditions, that were unvested for all or any portion of fiscal 2009. We did not make any awards in fiscal 2009.  The dollar amounts for the awards represent the compensation expense recognized in fiscal 2009 under ASC 718 – Compensation – Stock Compensation for each NEO and as reported in our consolidated financial statements included in our 2009 Form 10-K. The recognized compensation expense of the stock awards for financial reporting purposes will likely vary from the actual amount ultimately realized by the NEO based on a number of factors.

Option Awards.  The awards disclosed under the heading “Option awards” consist of option grants awarded in prior fiscal years to the extent such awards remained unvested in whole or in part during fiscal 2009, disregarding any possible forfeitures as a result of failure to satisfy service conditions.  We did not make any awards in fiscal 2009.  The dollar amounts for the awards represent the grant-date fair value-based compensation expense recognized in fiscal 2009 under ASC 718 – Compensation – Stock Compensation for each NEO and as reported in our consolidated financial statements included in our 2009 Form 10-K. Refer to “Compensation Discussion and Analysis — Elements of Our Compensation Program − Long-Term Incentives — Stock Options” for additional information.  The recognized compensation expense of the option awards for financial reporting purposes will likely vary from the actual amount, if any, ultimately realized by the NEO based on a number of factors.

Non-Equity Incentive Plan Compensation.  The amount disclosed under “Non-equity incentive plan compensation” consists of the Annual Incentive Plan award earned in 2007 by our CEO.  The award was based on our performance during fiscal 2007 and was paid in early calendar 2008.  No award was made for fiscal 2008 or 2009.  For information on these awards refer to “− Compensation Discussion and Analysis − Elements of Our Compensation Program − Bonus − Performance-Based.”

RCC Restricted Stock Awards.  The amount disclosed under “All other compensation” includes awards of RCC restricted stock earned during fiscal 2008, valued at the closing price of RCC stock on the date of grant in January 2009.  RCC is not our subsidiary and not consolidated in our financial statements and, accordingly, we do not recognize compensation expense or other cost in connection with these awards.  These awards will vest in full after one year.  Grants of RCC restricted stock awards made during the 2009 fiscal year are presented in the Grants of Plan-Based Awards table, although these awards were earned in the 2008 fiscal year.  Refer to “Compensation Discussion and Analysis − Elements of Our Compensation Program − Long-Term Incentives − RCC Restricted Stock” for additional information.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	All other compensation ($)(1)	Total ($)

Jonathan Z. Cohen President & Chief Executive Officer	2009 2008 2007	750,000 750,000 715,385	− − −	299,995 266,141 143,746	− − −	− 250,000	28,615 21,471 33,732	1,078,610 1,037,612 1,142,863

Steven J. Kessler Executive Vice President(2)	2009 2008 2007	325,000 325,000 325,000	− 100,000 150,000	37,489 34,105 21,870	− − −	− − −	127,240 75,304 74,800	489,729 534,409 571,670

Jeffrey F. Brotman(3) Executive Vice President	2009 2008	350,000 350,000	50,000 100,000	49,993 36,453	72,113 72,113	− −	117,518 15,840	639,624 574,406

Thomas C. Elliott Senior Vice President & Chief Financial Officer(4)	2009 2008 2007	225,000 225,000 219,231	150,000 250,000 375,000	49,992 43,222 18,747	64,068 124,003 124,003	− − −	126,997 18,096 7,750	616,057 660,321 744,731

Michael S. Yecies Senior Vice President, Chief Legal Officer & Secretary	2009 2008 2007	210,000 210,000 210,000	50,000 50,000 150,000	24,990 21,606 9,371	9,803 12,649 12,649	− − −	45,053 7,750 6,879	339,846 302,005 388,899

(1)	All other compensation for 2009 includes the following:

•	Awards of RCC restricted stock earned during fiscal 2009 and granted in January 2010 as follows: Mr. Kessler - $100,000; Mr. Brotman - $100,000; Mr. Elliott - $100,000; and Mr. Yecies - $25,000.

•	Awards of RCC restricted stock earned during fiscal 2008 and granted in January 2009 as follows: Mr. Kessler - $50,000 and Mr. Yecies - $25,000.

•	401(k) employer match contributions as follows: Mr. J. Cohen - $7,933; Mr. Kessler - $7,136; Mr. Brotman - $5,414; Mr. Elliott - $3,965 and Mr. Yecies - $8,053.

•	Employee perquisites comprised of automobile allowance or personal use of a company-provided automobile, parking cost reimbursement, and reimbursement of out-of-pocket medical costs.

(2)	Mr. Kessler retired as our Chief Financial Officer in December 2009.

(3)	Mr. Brotman served for a partial year in fiscal 2007 and did not qualify as an NEO during that period. Therefore, amounts are reported for full fiscal 2008 and 2009 only.

(4)	Mr. Elliott was elected as our Chief Financial Officer in December 2009.

Grants of Plan-Based Awards Table

During fiscal 2009, we did not grant any plan-based awards to our NEOs. Some of our NEOs received awards of RCC restricted stock.  Refer to “Compensation Discussion and Analysis − Elements of Our Compensation Program − Long-Term Incentives − RCC Restricted Stock” for additional information.  The following table sets forth information with respect to each of these awards on a grant-by-grant basis.

2009 GRANTS OF PLAN-BASED AWARDS

Name	Grant date	All other stock awards: number of shares of stock (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)

Steven J. Kessler
RCC restricted stock(1)	01/26/09	16,181			50,000

Michael S. Yecies
RCC restricted stock(1)	01/26/09	8,090			25,000

(1)	Represents grants of RCC restricted stock under its 2007 Stock Incentive Plan, valued at the closing price of RCC’s common stock on the grant date of $3.09.

Outstanding Equity Awards at Fiscal Year-End Table

The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2009.

Options (disclosed under the “Option awards” columns).

Restricted stock awards (disclosed under the “Stock awards” columns), valued at the closing price of our common stock on September 30, 2009.

RCC restricted stock awards (disclosed under the “Stock awards” columns), valued at the closing price of RCC’s common stock on September 30, 2009.

The following table sets forth information with respect to each of these awards on an award-by-award basis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested ($)
Jonathan Z. Cohen
Our awards	104,072	−	4.78	01/29/2011	2,895 (1)	13,925
	286,908	−	3.33	09/24/2012	7,217 (2)	34,714
	275,000	−	16.66	07/01/2015	29,739 (3)	143,045
RCC awards	100,000	−	15.00	03/08/2015	14,528 (4)	79,032

Steven J. Kessler
Our awards	35,343	−	4.78	01/29/2011	725 (1)	3,487
	27,697	−	3.33	09/24/2012	723 (2)	3,478
	35,000	−	16.66	07/01/2015	5,948 (3)	28,610
RCC awards	10,000	−	15.00	03/08/2015	3,596 (5)	19,562
					16,181 (6)	88,025

Jeffrey F. Brotman
Our awards	15,000	15,000 (7)	24.28	06/18/2017	14,869 (3)	71,520

Thomas C. Elliott
Our awards	2,312	−	3.97	10/15/2011	1,446 (2)	6,955
	3,469	−	3.97	10/15/2011	11,895 (3)	57,215
	11,564	−	3.33	09/24/2012
	5,298	−	15.96	04/07/2015
	64,083	−	15.96	04/07/2015
	1,250	3,750 (8)	8.14	05/21/2018
RCC awards	10,000	−	15.00	03/08/2015	970 (4)	5,277

Michael S. Yecies
Our awards	57,818	−	4.78	01/29/2011	723 (2)	3,478
	23,127	−	3.33	09/24/2012	5,055 (3)	24,315
	7,500	−	17.26	07/08/2015
	1,250	3,750 (8)	8.14	05/21/2018
RCC awards	10,000	−	15.00	03/08/2015	8,090 (6)	44,010

(1)	These shares of restricted stock were granted on January 3, 2006 and vest 25% per year on each anniversary of the grant date.

(2)	These shares of restricted stock were granted on January 3, 2007 and vest 25% on the first anniversary of the grant and 6.25% quarterly thereafter so that the shares vest in full over four years.

(3)	These shares of restricted stock were granted on January 11, 2008 and vest 25% per year on each anniversary of the grant date.

(4)	These shares of restricted stock were granted on January 5, 2007 and vest 33.33% on the first anniversary of the grant and 8.33% quarterly thereafter so that the shares vest in full over three years.

(5)	These shares of restricted stock were granted on January 14, 2008 and vest 33.33% per year on each anniversary of the grant date.

(6)	These shares of restricted stock were granted on January 26, 2009 and fully vest on the first anniversary of the grant date.

(7)	These stock options were granted on June 18, 2007 and vest 25% per year on each anniversary of the grant date.

(8)	These stock options were granted on May 21, 2008 and vest 25% per year on each anniversary of the grant date.

Option Exercises and Stock Vested Table

With respect to our NEOs, this table shows each officer’s restricted stock awards that vested during 2009.  No stock options were exercised by such officers during 2009.

Restricted Stock (disclosed under the “Stock awards” columns).  The dollar value reflects the final pre-tax value received by such officers upon the vesting of restricted stock (our or RCC’s stock price on the vesting date), not the grant-date fair value or, in the case of our restricted stock, recognized compensation expense disclosed elsewhere in this proxy statement.

2009 OPTION EXERCISES AND STOCK VESTED

	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Jonathan Z. Cohen
Our restricted stock	17,615	72,548
RCC restricted stock	40,163	141,647

Steven J. Kessler
Our restricted stock	3,185	12,452
RCC restricted stock	1,797	5,373

Jeffrey F. Brotman
Our restricted stock	4,956	17,346

Thomas C. Elliott
Our restricted stock	4,925	19,124
RCC restricted stock	1,936	6,766

Michael S. Yecies
Our restricted stock	2,165	8,521

EMPLOYMENT AGREEMENTS AND POTENTIAL POST-EMPLOYMENT PAYMENTS

Jonathan Z. Cohen

Jonathan Z. Cohen currently serves as our Chief Executive Officer and President under an employment agreement dated October 5, 1999.  The agreement was amended and restated as of December 29, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation. The agreement requires Mr. J. Cohen to devote as much of his business time to us as necessary to the fulfillment of his duties, and permits him to have outside business interests.  The agreement provided for initial base compensation of $200,000 per year, which may be increased by the Compensation Committee of the Board based upon its evaluation of Mr. J. Cohen's performance.  Mr. J. Cohen is eligible to receive incentive bonuses and equity compensation grants in amounts to be determined by the Board and to participate in all employee benefit plans in effect during his period of employment.

The agreement has a term of three years and, until notice to the contrary, the term is automatically extended so that, on any day on which the agreement is in effect, it has a then-current three year term.  We may terminate the agreement sooner upon 60 days’ prior notice or in the event of Mr. J. Cohen's death or if he is disabled for more than 240 days in any calendar year.  Mr. J. Cohen also has the right to terminate the agreement upon a change of control or potential change of control and for cause.  Mr. Cohen must provide us with 30 days’ notice of a termination by him for cause within 60 days of the event constituting the cause.  We then would have 30 days in which to cure and, if we do not do so, Mr. Cohen’s employment will terminate 30 days after the end of the cure period.  Mr. J. Cohen can terminate the agreement without cause upon 180 days' notice.  Termination amounts payable for any reason upon, or within two years after, a change of control as defined by Section 409A of the Code, which we refer to as a Section 409A change of control, will be paid in a single lump sum and will not be paid until 6 months after the termination date, if such delay is required by Section 409A.

Change of control is defined as:

•
we consummate a merger, consolidation, share exchange, division or other reorganization or transaction with an unaffiliated entity, other than one in which our voting securities immediately prior to the transaction continue to represent at least 60% of the combined voting power immediately after the transaction of us, the surviving entity or, in the case of a division, each entity resulting from the division;

•
during any period of 24 consecutive months, individuals who were Board members at the beginning of the period cease for any reason to constitute a majority of the Board, unless the election or nomination for election by our stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•
we consummate a plan of complete liquidation or winding up of our company, or agreement of sale of all or substantially all of our assets or all or substantially all of the assets of our primary subsidiaries to an unaffiliated entity.

A potential change of control is defined as:

•
the Board approves a plan of complete liquidation or winding up of our company, or agreement of sale of all or substantially all of our assets or all or substantially all of the assets of our primary subsidiaries to an unaffiliated entity;

•	the commencement of a proxy or other contest or effect to effectuate a change in control; or

•	the acting together of any person or persons who are, or seek in any direct or indirect manner to become, beneficial owners, as defined in the Exchange Act, of 25% or more of our voting securities.

A Section 409A change of control event occurs when:

•	any person or group acquires more than 50% of the total fair market value or total voting power of our stock;

•	any person or group acquires during a 12-month period 30% or more of the total voting power of our stock;

•	a majority of our Board members is replaced over a 12-month period by directors who are not endorsed by the incumbent Board members; or

•	any person or group acquires during a 12-month period 40% or more of the total gross fair market value of our assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, purchase of stock or similar transaction with the corporation.

Cause is defined as:

•
without Mr. J. Cohen's written consent, a substantial change in the services or duties required of Mr. J. Cohen, or the imposition of any services or duties substantially inconsistent with, or in diminution of, Mr. J. Cohen's current position, services or duties, or status with us;

•	failure to continue Mr. J. Cohen's coverage under any benefit plan, except to the extent a change applies to our senior executives generally or is required by law; or

•	a material breach of the agreement by us.

The agreement provides the following termination benefits provided that, except in the case of his death, Mr. J. Cohen has executed a release of all claims against us:

•
upon termination due to death, Mr. J. Cohen’s estate will receive (a) an amount equal to his average compensation (defined as the average of the three highest amounts of annual salary and bonus received by Mr. J. Cohen during the then current calendar year, on an annualized basis, and the then preceding eight calendar years) for the then remaining 3-year term of his agreement, payable in regular payroll installments and (b) automatic vesting of all stock and option awards;

•
upon termination due to disability, Mr. J. Cohen will receive annually (a) an amount equal to the product of (i) his average compensation and (ii) 75% payable in regular payroll installments and (b) automatic vesting of all stock and option awards;

•
upon termination by Mr. J. Cohen for cause or upon a change of control or potential change of control or termination by us, Mr. J. Cohen will receive (a) an amount equal to his average compensation for the then remaining 3-year term of his agreement, payable in regular payroll installments, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, less the premium charge that is paid by our employees, and (d) automatic vesting of all stock and option awards;

•
upon termination that occurs for any reason upon, or within two years after, a Section 409A change of control, Mr. J. Cohen will receive (a) an amount equal to his average compensation for the then remaining 3-year term of his agreement, payable in a single lump sum within 30 days of termination or, if required by Section 409A, six months after the date of termination, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, less the premium charge that is paid by our employees, and, (d) automatic vesting of all stock and option awards; and

•	upon termination by Mr. J. Cohen without cause, Mr. J. Cohen will receive automatic vesting of all stock and option awards.

In the event that any payments or benefits to Mr. J. Cohen upon termination become subject to any excise tax imposed under Section 4999 of the Code, we must pay Mr. J. Cohen an additional sum such that the net amounts retained by Mr. J. Cohen, after payment of excise, income and withholding taxes, equals the termination amounts payable.

If a termination event had occurred as of September 30, 2009, we estimate that the value of the benefits to Mr. J. Cohen would have been as follows:

Reason for termination	Severance payment	Benefits	Accelerated vesting of equity awards(1)	Tax Gross-Up
Death	$9,608,216 (2)	−	$270,716	−

Disability	$2,402,054 (3)	−	$270,716	−

Termination by Mr. Cohen for cause or upon change of control or potential change of control, or by us	$9,608,216 (2)	$55,834 (4)	$270,716	$2,418,411 (5)

Termination that occurs for any reason upon, or within two years after, a Section 409A change of control	$9,608,216 (2)	$55,834 (4)	$270,716	$2,418,411 (5)

Termination by Mr. Cohen without cause	−	−	$270,716	−

(1)
Represents the value of unvested and accelerated option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End”.  The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on September 30, 2009.  The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on September 30, 2009.

(2)
Calculated as Mr. J. Cohen’s average compensation (defined as the average of the three highest amounts of annual salary and bonus received by Mr. J. Cohen during the then current calendar year, on an annualized basis, or the then preceding eight calendar years) multiplied by three.

(3)	Calculated as Mr. J. Cohen’s average compensation multiplied by 75%. Amount shown represents amount payable annually for the remainder of Mr. J. Cohen’s life.

(4)	Represents rates currently in effect for COBRA insurance benefits (medical, life and dental insurance) for 36 months less premium charge paid by our employees.

(5)	Assumes a tax rate of 20% for federal excise tax, and an effective individual tax rate of 44.88% for federal, state and local taxes.

Steven J. Kessler

The terms of our employment agreement with Steven J. Kessler, dated October 5, 1999, are the same as those of our employment agreement with Mr. J. Cohen, described above, except as follows: Mr. Kessler currently serves as Executive Vice President, Mr. Kessler’s initial base compensation was $300,000 per year and Mr. Kessler does not have the right to terminate the agreement upon a potential change of control.  The agreement was amended and restated as of December 29, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation.

If a termination event had occurred as of September 30, 2009, we estimate that the value of the benefits to Mr. Kessler would have been as follows:

Reason for termination	Severance payment	Benefits	Accelerated vesting of equity awards(1)
Death	$2,120,844 (2)	−	$143,162

Disability	$530,211 (3)	−	$143,162

Termination by Mr. Kessler for cause or upon change of control, or by us	$2,120,844 (2)	$39,886 (4)	$143,162

Termination that occurs for any reason upon, or within two years after, a Section 409A change of control	$2,120,844 (2)	$39,886 (4)	$143,162

Termination by Mr. Kessler without cause	−	−	$143,162

(1)
Represents the value of unvested and accelerated option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End”.  The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on September 30, 2009.  The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on September 30, 2009.

(2)
Calculated as Mr. Kessler’s average compensation (defined as the average of the three highest amounts of annual salary and bonus received by Mr. Kessler during the then current calendar year, on an annualized basis, or the then preceding eight calendar years) multiplied by three.

(3)	Calculated as Mr. Kessler’s average compensation multiplied by 75%. Amount shown represents amount payable annually for the remainder of Mr. Kessler’s life.

(4)	Represents rates currently in effect for COBRA insurance benefits (medical, life and dental insurance) for 36 months less premium charge paid by our employees.

Jeffrey F. Brotman

Jeffrey F. Brotman currently serves as our Executive Vice President under an employment agreement dated June 18, 2007. The agreement was amended and restated as of December 29, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation. The agreement requires Mr. Brotman to devote as much of his business time to us as necessary to the fulfillment of his duties, and it permits him to have outside business interests. The agreement provided for initial base compensation of $350,000 per year, which may be increased by the Compensation Committee of the Board based upon its evaluation of Mr. Brotman’s performance.  Mr. Brotman is eligible to receive incentive bonus payments, stock option grants, restricted stock grants and other forms of incentive compensation in amounts to be determined by the Board and to participate in all employee benefit plans in effect during his period of employment.

The agreement has a term of one year and, until notice to the contrary, the term is automatically extended so that, on any day on which the agreement is in effect, it has a then-current one year term.  We may terminate the agreement sooner in the event of Mr. Brotman’s death, if he is disabled for more than 180 days in the aggregate or more than 90 days in any 365-day period, for cause or without cause upon 30 days’ prior notice.  Mr. Brotman also has the right to terminate the agreement upon a Section 409A change in control or for good reason.  Termination amounts payable for any reason upon, or within two years after, a Section 409A change of control will not be paid until 6 months after the termination date, if such delay is required by Section 409A. Mr. Brotman can terminate the agreement without cause upon 180 days' notice.

Cause is defined as:

•	committing any act of fraud;

•	willful illegal conduct or gross misconduct which results in material and demonstrable damage to our business or reputation;

•	being charged with a felony;

•	continued failure to substantially perform his duties, other than as a result of physical or mental illness or injury, after written demand; or

•	failure to follow our reasonable written instructions which are consistent with Mr. Brotman’s duties.

The definition of change in control is the same as that in the employment agreements of Messrs. Cohen and Kessler, except that it is also a change in control if neither Mr. E. Cohen nor Mr. J. Cohen is on our Board or Mr. J. Cohen is no longer our chief executive officer.

Good reason is defined as:

•	material diminution in Mr. Brotman’s position, authority, duties or responsibilities;

•	any purported termination of Mr. Brotman’s employment by us for a reason or in an manner not expressly permitted under the agreement;

•	our failure to cause any successor to all or substantially all of our business and/or assets to expressly assume our obligations under the agreement;

•	we notify Mr. Brotman that we will not continue to extend the one-year term of his agreement; or

•	any substantial breach of the agreement by us.

The agreement provides the following termination benefits provided that, except in the case of his death, Mr. Brotman has executed a release of all claims against us:

•
upon termination due to death, Mr. J. Brotman’s estate will receive (a) one year’s base compensation, payable in regular payroll installments, and (b) the value of all incentive compensation, excluding stock option grants, received by Mr. Brotman in the year preceding his death;

•
upon termination due to disability, Mr. Brotman will receive (a) one year’s base compensation, payable in regular payroll installments, and (b) the value of all incentive compensation, excluding stock option grants, received by Mr. Brotman in the year preceding his disability;

•
upon termination by us other than for cause, death or disability, or by Mr. Brotman for good reason, Mr. Brotman will receive (a) his base compensation and any incentive compensation, excluding stock option grants, that he would otherwise have earned for the one-year term of his agreement, payable in regular payroll installments, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, and less the premium charge that is paid by our employees, and (d) automatic vesting of all stock and option awards;

•
upon termination by Mr. Brotman within 6 months of a change of control or upon termination by us in anticipation of a change of control or within 6 months of a change of control, Mr. Brotman will receive (a) an amount equal to 30 months’ of his base compensation and any incentive compensation, excluding stock option grants, that he would otherwise have earned if he had remained employed for a period of 30 months, payable in regular payroll installments, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, less the premium charge that is paid by our employees, and (d) automatic vesting of all stock and option awards;

•
upon termination that occurs for any reason upon, or within two years after, a Section 409A change of control, Mr. Brotman will receive (a) an amount equal to 30 months’ of his base compensation and any incentive compensation, excluding stock option grants, that he would otherwise have earned for a period of 30 months, payable in a single lump sum within 30 days of termination or, if required by Section 409A, six months after the date of termination, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, less the premium charge that is paid by our employees, and (d) automatic vesting of all stock and option awards.

If a termination event had occurred as of September 30, 2009, we estimate that the value of the benefits to Mr. Brotman would have been as follows:

Reason for termination	Severance payment	Benefits	Accelerated vesting of equity awards (1)
Death	$ 450,000	−	$ 71,520

Disability	$ 450,000	−	$ 71,520

Termination by Mr. Brotman for good reason, or by us other than for cause, death or disability	$ 450,000	$13,371 (2)	$ 71,520

Termination by Mr. Brotman upon change in control	$1,125,000	$33,428 (3)	$ 71,520

Termination that occurs for any reason upon, or within two years after, a Section 409A change of control	$1,125,000	$33,428 (3)	$ 71,520

(1)
Represents the value of unvested and accelerated option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End.”  The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on September 30, 2009.  The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on September 30, 2009.

(2)	Represents rates currently in effect for COBRA insurance benefits for 12 months less premium charge paid by our employees.

(3)	Represents rates currently in effect for COBRA insurance benefits for 30 months less premium charge paid by our employees.

Thomas C. Elliott

The terms of our employment agreement with Thomas C. Elliott, dated November 17, 2006, are the same as those of our employment agreement with Mr. Brotman, described above, except as follows: Mr. Elliott currently serves as Senior Vice President and Chief Financial Officer; Mr. Elliott’s initial base compensation was $200,000 per year; Mr. Elliott is required to devote substantially all of his time and attention to our business; Mr. Elliott does not have a right to terminate for good reason if we notify him that we will not continue to extend the one-year term of his agreement; Mr. Elliott receives only his base compensation in the event he terminates his employment for good reason or we terminate other than for cause, death or disability; and Mr. Elliott is entitled to one year’s compensation upon a change of control.  The agreement was amended and restated as of December 29, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation.

If a termination event had occurred as of September 30, 2009, we estimate that the value of the benefits to Mr. Elliott would have been as follows:

Reason for termination	Severance payment	Benefits	Accelerated vesting of equity awards (1)
Death	$ 475,000	−	$ 69,447

Disability	$ 475,000	−	$ 69,447

Termination by Mr. Elliott for good reason, or by us other than for cause, death or disability	$ 225,000	$18,766 (2)	$ 69,447

Termination by Mr. Elliott upon change in control	$ 475,000	$18,766 (2)	$ 69,447

Termination that occurs for any reason upon, or within two years after, a Section 409A change of control	$ 475,000	$18,766 (2)	$ 69,447

(1)
Represents the value of unvested and accelerated option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End”.  The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on September 30, 2009.  The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on September 30, 2009.

(2)	Represents rates currently in effect for COBRA insurance benefits for 12 months less premium charge paid by our employees.

Michael S. Yecies

The terms of our employment agreement with Michael S. Yecies, dated November 17, 2006, are the same as those of our employment agreement with Mr. Elliott, described above, except as follows: Mr. Yecies currently serves as Senior Vice President, Chief Legal Officer and Secretary; and Mr. Yecies’ initial base compensation was $210,000 per year.  The agreement was amended and restated as of December 29, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation.

If a termination event had occurred as of September 30, 2009, we estimate that the value of the benefits to Mr. Yecies would have been as follows:

Reason for termination	Severance payment	Benefits	Accelerated vesting of equity awards (1)
Death	$ 285,000	−	$ 71,802

Disability	$ 285,000	−	$ 71,802

Termination by Mr. Yecies for good reason, or by us other than for cause, death or disability	$ 210,000	$13,491(2)	$ 71,802

Termination by Mr. Yecies upon change in control	$ 285,000	$13,491(2)	$ 71,802

Termination that occurs for any reason upon, or within two years after, a Section 409A change of control	$ 285,000	$13,491(2)	$ 71,802

(1)
Represents the value of unvested and accelerated option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End”.  The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on September 30, 2009.  The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on September 30, 2009.

(2)	Represents rates currently in effect for COBRA insurance benefits for 12 months less premium charge paid by our employees.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy for Evaluating Related Person Transactions.  Our policy is to have our Board of Directors or one of our committees consisting solely of independent directors review transactions with related persons that are required to be disclosed in proxy statements by SEC regulations, which are commonly referred to as “related person transactions.” A “related person” is defined under the applicable SEC regulations and includes our directors, executive officers and 5% or more beneficial owners of our common stock. In approving any related person transaction, the Board or committee must determine that the transaction is fair and reasonable to us.  All of the transactions described below were approved by our Board of Directors or one of our committees consisting solely of independent directors.

Related Person Transactions.  In the ordinary course of our business operations, we sponsor and manage investment entities and have ongoing relationships with several related entities.  The following table details the receivables and payables with these related parties as of September 30, 2009 (in thousands):

Receivables from managed entities and related parties, net:
Commercial finance investment entities (1)	$36,285
Financial fund management investment entities	3,523
Real estate investment entities	10,905
RCC	4,101
Other	233
Receivables from managed entities and related parties	$55,047

Payables due to managed entities and related parties, net:
Real estate investment entities	$1,284
Other	−
Payables to managed entities and related parties	$1,284

(1)	Reflects the $263,000 discount recorded in fiscal 2009 in connection with management fees and reimbursed expenses that we expect to receive in the future.

We receive fees, dividends and reimbursed expenses from several related party or managed entities.  In addition, we reimburse another related entity for certain operating expenses.  The following table details amounts accrued with respect to those activities during our 2009 fiscal year (in thousands):

Financial fund management - fees from managed entities (1)	$3,105
Real estate - fees from investment entities (2)	11,343
Commercial finance - fees from investment entities (3)	20,168
RCC:
Management, incentive and servicing fees	8,181
Reimbursement of expenses	600
Dividends	3,405
Commitment fee	180
Atlas Energy - reimbursement of net costs and expenses	1,369
1845 Walnut Associates Ltd. - payment of rent and operating expenses	(475)
9 Henmar LLC - payment of broker and consulting fees	(81)
Ledgewood P.C. - payment of fees for legal services	(549)

(1)	Excludes a $1.7 million reduction in our clawback liability associated with two Trapeza partnerships.

(2)	Reflects discount of $394,000 and $956,000 recorded in connection with management fees that we expect to receive in the future.

(3)	We waived $425,000 of fund management fees from one of our investment entities.

Relationship with RCC. Since March 2005, we have had a management agreement with RCC pursuant to which we provide certain services, including investment management and certain administrative services to RCC.  The agreement, which had an original term ending on March 31, 2009, continues to automatically renew for one-year terms unless at least two-thirds of the independent directors or a majority of the outstanding common shares agree to not renew it.  We receive a base management fee, incentive compensation and a reimbursement for out-of-pocket expenses.  The base management fee is equal to 1/12th of the amount of RCC’s equity, as defined by the management agreement, multiplied by 1.50%.  The incentive compensation, as defined, was amended in June 2008.  In October 2009, the management agreement was further amended such that RCC will directly reimburse us for the wages and benefits for its chief financial officer and three accounting professionals, each of whom will be exclusively dedicated to the operations of RCC, and a director of investor relations who will be 50% dedicated to RCC's operations.

LEAF originates and manages commercial finance assets on behalf of RCC.  The leases and loans are sold to RCC at fair value plus an origination fee of 1%.  LEAF sold $6.1 million of leases and loans to RCC during fiscal 2009.  In addition, from time to time, LEAF repurchases leases and loans from RCC at a price equal to their fair value as an accommodation under certain circumstances, which includes the consolidation of multiple customer accounts, originations of new leases when equipment was upgraded and to facilitate the timely resolution of problem accounts when collection was considered likely.  During fiscal 2009, LEAF repurchased $1.4 million of leases and loans from RCC.

On June 30, 2009, one of the LEAF investment partnerships acquired net assets of $89.8 million, primarily a pool of leases, and assumed $82.3 million in related debt from a subsidiary of RCC.  No gain or loss was recognized by any of the parties on the acquisition or sale.  In relation to this transaction, we owed $7.5 million to RCC under a promissory note bearing interest at LIBOR plus 3%.  In addition, we were due $3.0 million from the investment partnership for this transaction.  The note was repaid in full to RCC and we received full repayment from the investment partnership in August 2009.

On May 14, 2009, we loaned RCC $4.5 million.  RCC repaid the loan the same day and paid us commitment fee of $180,000.

Relationship with 1845 Walnut Associates Ltd.  We own a 5% investment in a real estate partnership that owns a building at 1845 Walnut Street, Philadelphia in which we also lease office space.  In February 2009, we amended our office lease to extend the lease termination date through May 2013, with an option to extend the term for up to 15 additional years.  The property is managed by another related party, Brandywine Construction and Management, Inc., which we refer to as BCMI, as further described below.

Relationship with certain directors, officers, employees and other related parties.  We serve as the general partner of six partnerships, one of which is currently in the offering stage, that invest in regional domestic banks.  The general partner may receive a carried interest of up to 20% upon meeting specific investor return rates.  Some of the partnerships’ investors wanted to ensure that certain individuals who are critical to the success of the partnerships participate in the carried interest.  The total participation authorized by our compensation committee was 48.5% of the 20% carried interest, of which E. Cohen, Betsy Z. Cohen, wife of E. Cohen and mother of J. Cohen, and J. Cohen are entitled to receive 10%, 5% and 2.5%, respectively.  The remaining 31% is entitled to be received by seven individuals, three of whom are our employees.  No carried interest has been earned by any of the individuals.

Relationship with retirement trusts.  We have established two trusts to fund the SERP for E. Cohen.  The 1999 Trust, a secular trust, purchased 100,000 shares of the common stock of The Bancorp, Inc., which we refer to as TBBK, with a $572,000 fair value at September 30, 2009.  This trust and its assets are not included in our consolidated balance sheets.  However, trust assets are considered in determining the amount of our liability under the SERP.  The 2000 Trust, a “Rabbi Trust,” holds 123,719 shares of common stock of TBBK carried at fair value ($708,000 at September 30, 2009) and other marketable securities.  The carrying value of the assets in the 2000 Trust was approximately $1.6 million at September 30, 2009.  These assets are included in other assets in our consolidated balance sheets.  The SERP liability of $6.5 million is included in accrued expenses and other liabilities in the consolidated balance sheets.

Relationship with Atlas Energy.  On June 30, 2005, we completed the spin-off of our subsidiary, Atlas Energy Resources, LLC, now a wholly-owned subsidiary of Atlas Energy, Inc.  E. Cohen is chairman of the board and CEO of Atlas Energy and J. Cohen is its vice chairman.  Pursuant to a master separation and distribution agreement, Atlas Energy reimburses us for various costs and expenses it continues to incur on behalf of Atlas Energy, primarily payroll and rent.  At September 30, 2009, we had a $219,000 receivable balance from Atlas Energy.

Relationship with 9 Henmar LLC.  We own interests in the Trapeza entities that have sponsored CDO issuers and manage pools of trust preferred securities acquired by the CDO issuers.  The Trapeza entities and CDO issuers were originated and developed in large part by Daniel G. Cohen, a son of E. Cohen and B. Cohen and brother of J. Cohen.  We agreed to pay D. Cohen’s company, 9 Henmar, 10% of the fees we receive, before expenses, in connection with the first four Trapeza CDOs that we sponsored and manage.  In fiscal 2009, we paid 9 Henmar $81,000.

Relationship with The Bancorp, Inc.  In fiscal 2009, we sold 99,318 of our shares of TBBK common stock for $601,000, and realized a loss of $393,000.  D. Cohen is the chairman of the board and B. Cohen is the CEO of TBBK and its subsidiary bank.  On June 15, 2007, Merit (a subsidiary of LEAF) entered into an agreement with TBBK under which TBBK provides banking and operational services for Merit.  During fiscal 2009, Merit paid $57,000 in fees to TBBK.  Additionally, we had $98,000 in deposit accounts at TBBK at September 30, 2009.

Relationship with Brandywine Construction & Management, Inc.  BCMI manages the properties underlying three of our real estate loans and certain real estate assets.  Adam Kauffman, president of BCMI, or an entity affiliated with him, has also acted as the general partner, president or trustee of two of the borrowers of the loans.  E. Cohen is the chairman of BCMI.  During fiscal 2009, we paid a $90,000 fee to BCMI in connection with the final resolution of one of our legacy assets.

In March 2008, we sold a 19.99% interest in an indirect subsidiary that holds a hotel property in Savannah, Georgia to a limited liability company owned by Adam Kauffman for $1.0 million plus $130,000 in fees and recognized a gain of $612,000.  The terms of the sale agreement provide for a purchase option by Mr. Kauffman to purchase up to the balance of our interest in the hotel for $50,000 per 1% interest purchased.  The purchase option expires in July 2011; thereafter, Mr. Kauffman has a right-of-first-offer to purchase the balance of our interest in the hotel.

Relationship with Ledgewood P.C.  Until March 2006, Jeffrey F. Brotman was the managing member of Ledgewood, which provides legal services to us.  Mr. Brotman remained of counsel to Ledgewood through June 2007, at which time he became our Executive Vice President.  In addition, Mr. Brotman was a trustee of the SERP retirement trusts until he joined us.  In connection with his separation, Mr. Brotman will receive payments from Ledgewood through 2013. During fiscal 2009, those payments were $45,214.

Until April 1996, E. Cohen was of counsel to Ledgewood.  E. Cohen receives certain debt service payments from Ledgewood related to the termination of his affiliation with Ledgewood and its redemption of his interest in the firm.  During fiscal 2009, those payments were $105,000.

Transactions between LEAF and its Investment Entities.  LEAF originates and manages commercial finance assets on behalf of its investment entities for which it also is the general partner.  The commercial finance assets are sold to these entities at fair value plus an origination fee not to exceed 2%.  During fiscal 2009, LEAF sold $275.2 million of commercial finance assets to its investment entities.  In addition, from time to time LEAF repurchases commercial finance assets from its investment entities in the same manner as it does from RCC.  During fiscal 2009, LEAF repurchased $1.2 million of commercial finance assets from its investment entities at a price equal to their fair value.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Stockholder proposals or nominations for election of directors submitted for inclusion in our proxy statement for our 2011 annual meeting of stockholders must be received by us no later October 4, 2010.  Such items must comply with the eligibility standards promulgated by the Securities and Exchange Commission.  Stockholder proposals or nominations for election of directors to be submitted at the 2011 meeting must be received by us not later than November 3, 2010.  The notice must contain all of the information required by our Bylaws, a copy of which is available upon request from our Secretary.

By order of the Board of Directors,
Michael S. Yecies, Secretary
February 1, 2010

RESOURCE AMERICA, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS OF RESOURCE AMERICA, INC.

The undersigned hereby constitutes and appoints Edward E. Cohen and Michael S. Yecies, or either of them, as and for his proxies, each with the power to appoint such proxy's substitute, and hereby authorizes them, or either of them, to vote all of the shares of common stock of Resource America, Inc. held of record by the undersigned on January 20, 2010, at the Annual Meeting of Stockholders of Resource America, Inc. to be held on Monday, March 8, 2010 and at any and all adjournments thereof as follows:

1.	ELECTION OF DIRECTORS.

The nominees for election are Michael J. Bradley and Andrew M. Lubin.

FOR all nominees listed above (except as marked to the contrary at the right) +-+ +-+	Withhold Authority to vote for all nominees listed above +-+ +-+	To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

2.           IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

+-+ +-+ FOR	+-+ +-+ AGAINST	+-+ +-+ ABSTAIN

This proxy, when properly executed, will be voted in the manner specified above by the named proxies.  If no direction is made, this proxy will be voted FOR all nominees listed.  Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign.  When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Dated:  ___________, 2010

_____________________________
Signature of stockholder

_____________________________
Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.